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                                   EXHIBIT 5.1



                                      March
                                      6th
                                      1 9 9 8



(213) 669-6000                                                       814,675-407



American States Water Company
630 East Foothill Boulevard
San Dimas, California  91773

        Re: Issuance of Common Shares and Preferred Shares of American States Water Company

Ladies and Gentlemen:

        At your request, we have examined the registration statement on Form S-4 (the "Registration Statement") proposed to be filed by American States Water Company (the "Company") with the Securities and Exchange Commission in connection with the issuance of up to 8,957,671 Common Shares (the "Common Shares") and 83,200 Preferred Shares of the Company (collectively, the "ASWC Shares") to the holders of common shares and preferred shares of Southern California Water Company ("SCWC") upon consummation of the merger (the "Merger") of SCWC with and into SCW Acquisition Corp., a wholly owned subsidiary of the Company ("Interim"). We have also examined the proposed form of Agreement of Merger among the Company, SCWC and Interim included in the Registration Statement (the "Merger Agreement") pursuant to which the ASWC Shares will be issued. We are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization, execution, and delivery of the Merger Agreement and the authorization, registration and issuance of the ASWC Shares.

        Subject to such proposed additional proceedings with respect to the Merger, the Merger Agreement and the issuance of the ASWC Shares as now are contemplated by us as your counsel being taken and completed prior to the execution and delivery of the



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Merger Agreement and the issuance of the ASWC Shares upon consummation of the
Merger, and assuming (i) each certificate evidencing an ASWC Share, when issued in exchange for a corresponding common or preferred share of SCWC, has been duly executed by the proper officers of the Company and duly countersigned and registered by a transfer agent and registrar agent therefor, and (ii) the issuance of an order by the California Public Utilities Commission approving the change in control of SCWC and the issuance of all of the outstanding stock of SCWC to the Company upon consummation of the Merger, it is our opinion that the ASWC Shares will be duly and validly issued, fully paid, and non-assessable.

        We consent to the use of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption "Legal Matters" in the Registration Statement and the prospectus which forms a part thereof.

                                            Respectfully submitted,


                                            /s/ O'Melveny & Myers LLP